Exhibit 99.1

47 E Chicago Ave., # 332 Naperville, IL 60540-5360 +1.630.637.0315 NEWS RELEASE

FOR IMMEDIATE RELEASE

Broadwind reports third-quarter 2010 results

•                        Third quarter revenue of $38.2 million up 4% from Q2 2010

•                        Adjusted EBITDA loss narrows to $3.4 million versus $4.0 million in Q2 2010

•                        Liquidity improves due to lower working capital usage and completion of $10.0 million debt facility

Naperville, Ill., November 5, 2010—Broadwind Energy, Inc. (NASDAQ:BWEN) reported revenue of $38.2 million for the third quarter of 2010, up 4% from the second quarter of 2010. Versus the third quarter of 2009, revenues declined 36% from $59.5 million primarily due to lower tower production, reduced deployment of service technicians and lower hauling activity linked to the overall decline in the US wind industry. According to the American Wind Energy Association, capacity additions during the third quarter of 2010 totaled 395 megawatts, 75% below the comparable 2009 period.

The net loss for the third quarter was $8.3 million or $0.08 per share, versus a $4.9 million loss ($0.05 per share) in the third quarter of 2009. The increased loss reflected the impact of lower revenues partially offset by the beneficial impact of an 11% reduction in selling, general and administrative expenses due to cost-containment efforts in the weak environment.

Broadwind CEO, J. Cameron Drecoll stated, “During the third quarter, we continued to improve our financial results quarter-over-quarter. With projected Q4 revenues approaching $50 million, we will end the year with strong results and an improved cash position. More importantly, we will enter 2011 with excellent capacity utilization in our operational tower plants, improved gearing operations and a broader service offering.”

Drecoll continued, “We continue to make progress on our strategic and operational initiatives, focused on improving our capacity utilization and transitioning to a leaner cost structure. Our Abilene, Texas-based wind turbine drivetrain service center remains on track to come online at year end. We continue to believe that Broadwind will be well prepared to meet customer demand as the industry regains momentum.”

Revenue for the nine months ended September 30, 2010 totaled $97.0 million, down 41% from $164.9 million in the prior year-to-date period, reflecting weak industry demand, which impacted the Company, particularly in the first half of the year. The nine- month 2010 net loss totaled $36.6 million or $0.35 per basic and diluted share, versus a net loss of $17.5 million or $0.18 per share in the first nine months of 2009. Absent the impact of one-time acquisition-related items, including a $5.1 million one-time gain associated with an escrow settlement in 2009 and a $4.6 million charge in 2010 associated with the impairment of goodwill related to a 2008 acquisition, the nine month net loss for 2010 totaled $32.0 million or $0.30 per share, a decrease of $0.07 per share when compared to a net loss of $22.6 million or $0.23 per share in the prior year.

The Company reported Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock-based compensation) of ($3.4) million during the third quarter of 2010 compared to $3.0 million during the third quarter of 2009, due principally to lower earnings in the current year quarter. (For an explanation and reconciliation of GAAP net loss to Adjusted EBITDA, please see the table below.)

Orders and Backlog

During the third quarter, the Company added $27 million, or approximately 71% of revenue, in new business to its backlog. At September 30, 2010, backlog totaled $210 million, down modestly from $221 million at June 30, 2010.

Segment Results

Towers

Broadwind manufactures wind turbine towers, specializing in the large and heavier towers that are designed for 2 megawatt (“MW”) and larger wind turbines.

Revenue from our Towers segment was $17.3 million in the third quarter of 2010, compared to $33.6 million in the third quarter of 2009. The reduction in revenues was attributable to a 36% decline in production, and a lower average selling price driven by lower steel prices, which are generally treated as a pass-through cost item in the majority of our customer contracts. Production of wind towers totaled 132 megawatts (MW) in the quarter, and 271 MW year-to-date. Full year production is estimated at approximately 500 MW, unchanged from the 2009 period.

The Towers segment incurred a $0.3 million operating loss in the third quarter of 2010, versus a $2.2 million operating profit in the third quarter of 2009. The current year quarter was adversely impacted by a lower level of tower completions as well as higher labor and training expense as the Manitowoc and Abilene plants have significantly increased their workforce to support increased sales during the next several quarters.

Gearing

Broadwind produces precision gearing for the wind industry and gearboxes for mining, oilfield and other industrial customers.

Revenue from our Gearing segment was $13.1 million in the third quarter of 2010, compared to $14.3 million in the third quarter of 2009. While wind customer purchases rose, this was more than offset by lower sales to industrial customers.

The Gearing segment incurred a $3.5 million operating loss in the third quarter of 2010, versus a $2.9 million operating loss in the third quarter of 2009. The increase in operating loss was primarily due to the impact of lower sales and higher warranty costs, which were partially offset by a reduced intangible amortization expense.

Technical and Engineering Services

Broadwind is a leading independent provider of installation support and operations and maintenance services for the wind industry. The Company also offers repair and refurbishing of complex wind components, including control systems, gearboxes and blades.

Revenue from our Technical and Engineering Services segment totaled $3.6 million in the third quarter of 2010, compared with $6.8 million in the third quarter of 2009. The decrease in revenues was primarily attributable to sharply lower technical service revenues related to a decline in the number of maintenance and service technicians deployed, as several of our key customers have chosen to reduce outsourcing of their maintenance activities in the weaker environment for commissioning.

Operating income fell from a breakeven level in the prior year to a $2.1 million loss during the three months ended September 30, 2010. The operating loss incurred during the third quarter was primarily attributable to a reduction in maintenance and service technicians deployed and expenses associated with the establishment of our new drivetrain service activities.

Logistics

Broadwind offers specialized transportation and logistics services to the wind industry.

Logistics segment revenue was $4.2 million in the third quarter of 2010, compared with $5.0 million in the third quarter of 2009. The decrease in revenues was primarily attributable to a reduction of approximately 34% in transportation hauls due to fewer large wind farm transportation contracts as compared to the prior year.

The Logistics segment reported a $1.0 million operating loss in the third quarter of 2010, versus breakeven results in the third quarter of 2009. The increase in operating loss was largely attributable to deterioration in margins due to competitive pricing pressure associated with low wind farm construction activity.

Corporate and Other

Third quarter corporate and other expenses were $1.9 million, compared to $3.9 million in the third quarter of 2009. The $2.0 million reduction in expense was attributable to the absence of a $1.2 million expense incurred in 2009 related to the settlement of a customer dispute and due to reductions in share-based compensation and other expenses in the current year.

Debt and Liquidity

At quarter-end, as projected, the Company had cash and short-term investments of $10.3 million and an undrawn credit line of $10 million, which was completed during the third quarter.

Quarter-end operational working capital (trade receivables plus inventories net of customer deposits and trade payables) declined to $14.8 million, or 10% of annualized third-quarter revenues. The improvement reflects the receipt of significant customer deposits during the quarter.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

The Company has provided the following table, which reconciles net loss, as reported, to Adjusted EBITDA. The Company utilizes Adjusted EBITDA as a key financial metric and believes it represents the Company’s operational cash generation, which it can use to make acquisitions, invest in operations and facilities, return to shareholders, and for other uses. Adjusted EBITDA, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis. Additionally, Adjusted EBITDA as computed by the Company may not be comparable to similar metrics used by others in the industry.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net loss	$(8,299)	$(4,944)	$(36,604)	$(17,520)
Benefit for income taxes	(513)	(116)	(464)	(389)
Interest expense, net	345	732	1,068	1,831
Goodwill impairment	—	—	4,561	—
Depreciation and amortization	4,868	6,698	14,550	20,131
Share-based compensation	178	677	1,247	2,042
Adjusted EBITDA	$(3,421)	$3,047	$(15,642)	$6,095

About Broadwind Energy, Inc.

Broadwind Energy, Inc., based in Naperville, Illinois, provides technologically advanced high-value products and services to the U.S. wind energy industry. Broadwind’s product and service portfolio provides customers, including wind turbine manufacturers, wind farm developers and wind farm operators, with access to a broad array of wind component and service offerings. These product and service offerings include wind turbine gearing systems, wind turbine structural towers, industrial products, technical services, Precision Repair and Engineering services, and logistics. For more information on Broadwind Energy, please visit http://www.bwen.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s plans to grow its business and its expectations regarding its operations and the business of its customers; the sufficiency of the Company’s working capital; and the Company’s expectations regarding the state of the wind energy market generally, as well as the Company’s expectations relating to the economic downturn and the potential impact on its business and the business of its customers. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

MEDIA & INVESTOR CONTACT: John Segvich, +1.630.637.0315, john.segvich@bwen.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,425	$4,829
Restricted cash	—	2,010
Short-term investments	922	—
Accounts receivable, net	23,938	21,920
Inventories, net	16,260	9,039
Prepaid expenses and other current assets	4,714	5,688
Total current assets	55,259	43,486
Property and equipment, net	129,396	136,249
Goodwill	5,154	9,715
Intangible assets, net	34,024	37,248
Deferred income tax assets	6	—
Other assets	2,126	3,338
TOTAL ASSETS	$225,965	$230,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$—	$10,717
Current maturities of long-term debt	2,649	9,021
Current portions of capital lease obligations	1,172	1,130
Accounts payable	18,652	14,710
Accrued liabilities	6,987	6,965
Deferred revenue	7,399	10,199
Total current liabilities	36,859	52,742

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	11,044	15,778
Long-term capital lease obligations, net of current portions	2,453	3,286
Interest rate swap agreements	—	253
Deferred income tax liabilities	—	403
Other	1,524	1,979
Total long-term liabilities	15,021	21,699

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	107	97
Additional paid-in capital	355,861	300,779
Accumulated other comprehensive income	2	—
Accumulated deficit	(181,885)	(145,281)
Total stockholders’ equity	174,085	155,595
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$225,965	$230,036

 BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues	$38,197	$59,507	$96,996	$164,882
Cost of sales	38,655	52,925	102,334	150,464
Gross (loss) profit	(458)	6,582	(5,338)	14,418

OPERATING EXPENSES:
Selling, general and administrative	7,314	8,247	22,995	27,688
Goodwill impairment	—	—	4,561	—
Intangible amortization	1,075	2,906	3,224	8,718
Total operating expenses	8,389	11,153	30,780	36,406
Operating loss	(8,847)	(4,571)	(36,118)	(21,988)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(345)	(732)	(1,068)	(1,831)
Other, net	380	243	118	5,910
Total other income (expense), net	35	(489)	(950)	4,079

Net loss before benefit for income taxes	(8,812)	(5,060)	(37,068)	(17,909)
BENEFIT FOR INCOME TAXES	(513)	(116)	(464)	(389)
NET LOSS	$(8,299)	$(4,944)	$(36,604)	$(17,520)

NET LOSS PER COMMON SHARE- Basic and diluted	$(0.08)	$(0.05)	$(0.35)	$(0.18)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	106,900	96,609	106,019	96,550

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2010	2009
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(36,604)	$(17,520)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	14,550	20,131
Goodwill impairment	4,561	—
Change in fair value of interest rate swap agreements	(253)	(262)
Deferred income taxes	(409)	83
Stock-based compensation	636	1,491
Allowance for doubtful accounts	(1,023)	(1,032)
Loss (gain) on disposal of assets	61	(78)
Changes in operating assets and liabilities	(4,491)	40
Net cash (used in) provided by operating activities	(22,972)	2,853

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,490)	(9,761)
Purchases of available-for-sale investments	(922)	—
Proceeds from disposals of property and equipment	9	54
Decrease (increase) in restricted cash	2,010	(2,003)
Net cash used in investing activities	(4,393)	(11,710)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	53,347	547
Common stock issued under defined contribution 401(k) plan	499	—
Payments on lines of credit and notes payable	(21,707)	(8,312)
Proceeds from lines of credit and notes payable	—	5,033
Proceeds from sales-leaseback transactions	—	3,686
Proceeds from deposits on equipment	—	665
Principal payments on capital leases	(791)	(906)
Issuance of restricted stock grants	611	551
Net cash provided by financing activities	31,959	1,264

Effect of foreign exchange rates	2	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,596	(7,593)
CASH AND CASH EQUIVALENTS, beginning of the period	4,829	15,253
CASH AND CASH EQUIVALENTS, end of the period	$9,425	$7,660

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
REVENUES:
Towers	$17,294	$33,630	$45,854	$76,098
Gearing	13,140	14,260	35,133	54,818
Technical and Engineering Services	3,631	6,829	8,546	22,140
Logistics	4,175	4,959	7,694	12,362
Corporate and Other	(43)	(171)	(231)	(536)
Total revenues	$38,197	$59,507	$96,996	$164,882

OPERATING (LOSS) PROFIT:
Towers	$(284)	$2,181	$(2,157)	$1,424
Gearing	(3,511)	(2,859)	(11,461)	(11,762)
Technical and Engineering Services	(2,128)	8	(11,053)	606
Logistics	(1,049)	20	(4,057)	(1,362)
Corporate and Other	(1,875)	(3,921)	(7,390)	(10,894)
Total operating loss	$(8,847)	$(4,571)	$(36,118)	$(21,988)